CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Form N-14 Registration Statement (File No. 333-86947) of the Kayne Anderson Mutuals Funds, of our report dated February 18, 1999 on our audits of the financial statements and financial highlights of the Sefton U.S. Government Fund, the Sefton California Tax-Free Fund, the Sefton Equity Value Fund and the Sefton Small Company Value Fund (constituting Sefton Funds Trust) which report is included in the Annual Report to Shareholders for the year ended December 31, 1998. We also consent to the references to our Firm under the captions "Financial Highlights" and "Experts" relating to Sefton Funds Trust in this Pre-Effective Amendment No. 1 to Form N-14 Registration Statement (File No. 333-86947) of the Kayne Anderson Mutual Funds.


                                        PricewaterhouseCoopers LLP

Chicago, Illinois
October 19, 1999